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                                                                     EXHIBIT 4.1

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                         HALLWOOD REALTY PARTNERS, L.P.

                                       AND

                          EQUISERVE TRUST COMPANY, N.A.

                                 AS RIGHTS AGENT


                              --------------------


                             AMENDMENT NO. 3 TO THE

                         UNIT PURCHASE RIGHTS AGREEMENT

                          DATED AS OF NOVEMBER 30, 1990




                              DATED: APRIL 16, 2004


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                                 AMENDMENT NO. 3
                        TO UNIT PURCHASE RIGHTS AGREEMENT


      Amendment No. 3 made as of April 16, 2004 (the "Amendment") to the Unit Purchase Rights Agreement, dated as of November 30, 1990, by and between HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and EQUISERVE TRUST COMPANY, N.A., a national banking association (formerly known as Bank Boston, N.A. and The First National Bank of Boston, the "Rights Agent"), as amended by that certain Amendment No. 1 to the Rights Plan, dated February 14, 2000, between the Partnership and the Rights Agent, and that certain Amendment No. 2 to the Rights Plan, dated March 28, 2003, between the Partnership and the Rights Agent (as so amended, the "Rights Plan").

      WHEREAS, the Partnership and the Rights Agent desire to amend certain terms of the Rights Plan as set forth herein, pursuant to Section 26 of the Rights Plan.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. Amendment. The Rights Plan is hereby amended as follows:

            (a) Section 1(a) is hereby amended to add the following sentence to the end of such Section 1(a):

      "In addition, notwithstanding the foregoing, no Person shall be or become an Acquiring Person and no Distribution Date shall occur by reason of (A) the execution and delivery of the Agreement and Plan of Merger, dated as of April 16, 2004, by and among the Partnership, the General Partner, HRPT Properties Trust and a wholly-owned subsidiary of HRPT Properties Trust ("Merger Sub") (as it may be amended from time to time, the "Merger Agreement"), or the execution and delivery of any amendment thereto (B) the merger of the Partnership with Merger Sub pursuant to and in accordance with the provisions of the Merger Agreement (the "Merger"), (C) the performance or the consummation of any transaction contemplated by the Merger Agreement, (D) the execution and delivery of the Purchase Agreement, dated as of April 16, 2004, by and among HRPT Properties Trust and a wholly-owned subsidiary of HRPT Properties Trust, the General Partner, Hallwood Commercial Real Estate, LLC, HWG, LLC, HWG Realty Investors, LLC, HWG 95 Advisors, Inc., HWG 98 Advisors, Inc. and The Hallwood Group Incorporated, and any other parties signatory thereto (as it may be amended from time to time, the "Purchase Agreement"), or the execution and delivery of any amendment thereto, or (E) the performance or the consummation of any transaction contemplated by the Purchase Agreement."

            (b) Sections 1(n) and 1(o) are hereby re-designated as Sections 1(p) and 1(q), Sections 1(p) through 1(x) are hereby re-designated as Sections 1(s) through 1(aa), all references to those sections in the Rights Plan are correspondingly amended, and new Sections 1(n), 1(o) and 1(r) shall be inserted to read in their entirety as follows:
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            "(n) "Merger" shall have the meaning set forth in Section 1(a)
      hereof."

            "(o) "Merger Agreement" shall have the meaning set forth in Section 1(a) hereof."

            "(r) "Purchase Agreement" shall have the meaning set forth in
      Section 1(a) hereof."

            (c) Section 3(b) is hereby amended to add the following sentence to the end of such Section 3(b):

      "Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement and/or the Purchase Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Merger)."

            (d) Section 7(a) is hereby amended in its entirety to read as follows:

      "The Rights shall not be exercisable until, and shall become exercisable on, the Distribution Date (unless otherwise provided herein). The Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the close of business on the earlier of (i) March 31, 2008, (ii) immediately upon the effective time of the Merger (the earlier of (i) and (ii) being referred to as the "Final Expiration Date") or (iii) the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being herein referred to as the "Expiration Date")."

            (e) Section 11 is hereby amended to add the following to the end of such Section 11:

            "(g) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to, or become operable as a result of, the approval, execution, delivery, announcement or performance of the Merger Agreement and/or the Purchase Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Merger)."

      2. The Rights Agreement, as amended hereby, shall remain in full force and effect.


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      3. This Amendment shall be deemed a contract made under the laws of the
State of Delaware and for all purposes shall be governed and construed and enforced in accordance with the laws of such state applicable to contracts made and performed entirely within such state.

      4. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Rights Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.



                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed, all as of the day and year first written above.


                                        HALLWOOD REALTY PARTNERS, L.P.

                                        By:    Hallwood Realty, L.L.C.
                                               General Partner



                                        By:    /s/ John G. Tuthill
                                               ---------------------------------
                                        Name:  John G./ Tuthill
                                        Title: Executive Vice President


                                        EQUISERVE TRUST COMPANY, N.A.



                                        By:    /s/ Carol Mulvey-Eori
                                               ---------------------------------
                                        Name:  Carol Mulvey-Eori
                                        Title: Managing Director